UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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HOLOGIC, INC.

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February 22, 2022

To Our Stockholders:

On March 10, 2022, we will be holding our 2022 Annual Meeting of Stockholders (the “Annual Meeting”). A number of proposals will be presented for your consideration and approval at the Annual Meeting, all of which are described in detail in our proxy statement, which has been made available to you and filed with the U.S. Securities and Exchange Commission (the “SEC”). We encourage you to read the proxy statement in its entirety for detailed information regarding all of the proposals.

We are providing this supplemental information to ask for your support at the Annual Meeting on Proposal 2, which asks stockholders to approve, on an advisory basis, our named executive officer compensation (the “Executive Compensation Proposal” or “say-on-pay”).

We understand that Institutional Shareholder Services, Inc. (“ISS”) has recommended that stockholders oppose our Executive Compensation Proposal. Although ISS identified low areas of concern for us with respect to (i) non-performance-based pay elements, (ii) peer group benchmarking, (iii) severance/change-in-control arrangements and (iv) pay for performance, they expressed concern that we demonstrated limited responsiveness following a decline in our say-on-pay approval to 69% at our 2021 Annual Meeting of Stockholders. We respectfully disagree with this recommendation and believe that our proxy statement clearly identifies our extensive stockholder outreach, which consisted of individual meetings with seven of our top ten investors, and the significant changes we made to our compensation program to address all of the investor feedback we heard, along with historical ISS areas of concern. We also consider ISS’ observations and criticisms misplaced as the investors we spoke with, representing approximately 43% of our outstanding shares, understood and supported our overall executive compensation program design and felt our changes and the confirmation of our view on retirement benefits and special bonuses addressed the concerns they raised. In addition, we note that Glass, Lewis & Co., another leading proxy advisory firm, has recommended that stockholders support our Executive Compensation Proposal and did not raise any concerns with our response to the 2021 Annual Meeting of Stockholders vote.

As described in our proxy statement beginning on page 46, we believe that the decline in our say-on-pay vote at our 2021 Annual Meeting of Stockholders was driven by one-year performance measurement periods on certain performance stock unit (PSU) awards granted in fiscal year 2020 and 2021 and benefits offered to a former executive officer in connection with his retirement in fiscal 2020, as well as a special bonus awarded in fiscal year 2020 to the executive officer who spearheaded our exceptional COVID-19 pandemic response. Although we discuss each of those concerns in our proxy statement, the majority of investors we spoke with during our annual outreach viewed our one-year performance measurement periods on PSUs as their most significant area of concern surrounding our compensation program. In response to the concerns expressed regarding one-year performance measurement periods on PSUs, the PSU awards granted in November 2021 with respect to the 2022 fiscal year contain three-year performance periods for all performance measures, and no PSU awards will contain a one-year measurement period. As further detailed in our proxy statement, all investors with whom we spoke, representing approximately 43% of our outstanding shares, supported the significant PSU design changes we made for fiscal year 2022, with investors commenting that they appreciated the responsiveness and the changes alleviated specific concerns they raised with us in connection with our say-on-pay vote at our 2021 Annual Meeting of Stockholders. Indeed, ISS acknowledged that we made meaningful changes to our PSU program for fiscal year 2022, which appear to address concerns raised by investors on this issue.

With respect to ISS’ concern around our responsiveness to the specific issues of retirement benefits and special bonuses, we would note the following:

•

The majority of investors we spoke with did not raise concerns with our original approach in fiscal 2020 to the retirement benefits to our former executive officer and the special bonus. Generally, the investors who we spoke with appreciated that nothing about fiscal 2020 was ordinary and that Hologic was faced with many unexpected challenges and through the guidance, adaptability and commitment of its leaders, was able to grow as a company.

•

For the few investors who raised concerns or questions whether our fiscal 2020 compensation practices reflected a policy change regarding the Board’s or the Compensation Committee’s view towards retirement benefits or special bonuses and would become routine, we discussed that such retirement benefits, which recognized our former executive’s age, tenure and exceptional contributions to Hologic, and special bonus, which recognized the efforts of our executive officer who spearheaded our exceptional COVID-19 pandemic response, were exceptional in nature and did not reflect a policy change. Those investors did not raise additional specific concerns around our approach to retirement benefits and special bonuses, and they appeared satisfied with our approach. As previously noted, the discussion on those topics constituted a small portion of our outreach conversations because most investors did not raise concerns or questions on them. Once again, most of the focus from investors was on changes made to PSU awards, which they viewed as positive.

•

As discussed with investors, we re-confirmed our view towards retirement benefits and special bonuses in our proxy statement – and expressly stated these benefits conferred in fiscal year 2020 do not reflect a policy change regarding our Board’s or Compensation Committee’s view towards retirement benefits and special bonuses.

•	As disclosed in our proxy statement, we did not provide any enhanced retirement benefits or special bonuses to our executive officers in fiscal year 2021.

We ask that you vote FOR all proposals under consideration at our Annual Meeting on March 10, 2022. We thank you for your consideration and continued support.